EXHIBIT 99.1

Artelo Biosciences Expands ART27.13 Development

as a Potential Companion Therapy to GLP-1 Treatments

Evaluating Potential to Preserve Muscle Mass

Associated with Weight Reduction

Announces Preclinical Study Initiation, Patent Filing and

Publication of Independent Scientific Research

SOLANA BEACH, CA – March 25, 2026 (GLOBE NEWSWIRE) -- Artelo Biosciences, Inc.(Nasdaq: ARTL), a clinical-stage pharmaceutical company focused on modulating lipid-signaling pathways to develop treatments for people living with cancer, pain, dermatologic, or neurological conditions, today announced a strategic expansion opportunity for ART27.13 in muscle preservation for patients undergoing glucagon-like peptide-1 (“GLP-1”) receptor agonist therapy.

The initiative is supported by four significant developments:

•	observations of a muscle protective effect in the CAReS trial when ART27.13 was given to patients with cancer anorexia and cachexia (shown by improvements in lean body mass and physical activity) and in preclinical research of cancer cachexia (reversal of myotoxic effects of cancer caused by CB2 activation) conducted by Professor Richard Porter at Trinity College Dublin, Ireland;

•	publication of independent peer-reviewed research validating the differentiated pharmacology of ART27.13 compared to other CB2 agonists and supporting its potential utility in muscle preservation;

•	filing of a provisional patent application covering the use of cannabinoid receptor agonism to prevent or mitigate muscle loss associated with GLP-1 therapy; and

•	initiation of a non-clinical study to evaluate ART27.13 in models relevant to GLP-1-associated muscle preservation.

These positive early developments position ART27.13 as a potential companion therapy candidate for one of the most important and fastest-growing categories in biopharma. J.P. Morgan recently projected the global incretin market, which includes GLP-1 medicines, could reach $200 billion by 2030, while estimating approximately 25 million Americans could be receiving GLP-1 treatment by 2030.

As use of GLP-1-based medicines continues to expand, published analyses have reported that loss of lean body mass may account for a meaningful proportion of total weight lost with GLP-1-based therapies, highlighting an unmet need for muscle preservation.

“GLP-1 medicines are reshaping the treatment landscape for obesity and metabolic disease, yet preservation of muscle and lean body mass remains a critical issue for patients, physicians, and the industry,” said Dr. Andrew Yates, Senior Vice President and Chief Scientific Officer of Artelo. “We believe ART27.13 may represent a differentiated approach as a potential companion therapy in this setting. Based upon the results and analysis published in a recent independent research study, “Kinetic multiplex assay to assess biased signaling of clinical GPCR agonists”, wherein the authors described ART27.13 as a superagonist, we consider our GPCR drug candidate to have one of the most compelling pharmacologic profiles among the 17 clinically studied CB2 agonists. With new non-clinical research commencing and the recent filing of a patent application covering the use of CB2 agonists with GLP-1 drugs, we are aiming to build a scientific and strategic foundation with ART27.13 in an area of potentially significant commercial relevance.”

“Our strategy is to advance ART27.13 where the biology, clinical need and commercial opportunity intersect,” said Gregory D. Gorgas, President and Chief Executive Officer of Artelo. “The rapid adoption of GLP-1 therapies has created a large and increasingly visible need for solutions that may help address treatment-associated muscle loss. We believe Artelo is moving quickly to establish an early prominent role in what could become an important adjunct category within the GLP-1 treatment landscape.”

This announcement follows Artelo’s disclosure on March 18 that a third-party fully funded clinical study is planned to start in Q2 2026 to evaluate ART27.13 in Glaucoma patients, further illustrating the compound’s perceived versatility as a therapeutic treatment.

About ART27.13

ART27.13 is being developed as a once-daily, orally administered, peripherally restricted cannabinoid receptor agonist initially created by AstraZeneca. Artelo is advancing ART27.13 as a potential treatment for cancer-related anorexia and cachexia as well as evaluating its potential in glaucoma, while exploring broader applications where its pharmacology may support preservation of lean body mass, activity, and quality of life. In interim CAReS data, patients treated with ART27.13 demonstrated improvements in weight, lean body mass and activity, with the highest-dose cohort showing average weight gain of approximately 6% compared with approximately 5% weight loss in placebo-treated patients.

About Artelo Biosciences

Artelo Biosciences, Inc. is a clinical-stage pharmaceutical company dedicated to the development and commercialization of proprietary therapeutics that modulate lipid-signaling pathways, with a diversified pipeline addressing significant unmet needs in anorexia, cancer, anxiety, dermatologic conditions, pain, inflammation, and diseases of the eye. Led by an experienced executive team collaborating with world-class researchers and technology partners, Artelo applies rigorous scientific, regulatory, and commercial, discipline to maximize stakeholder value. More information is available at www.artelobio.com and X: @ArteloBio.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission, including but not limited to: our ability to raise additional capital in the future; the inherent uncertainties of preclinical and clinical research, including the possibility that preclinical results may not be replicated in clinical trials; the uncertainty of patent protection and the potential for intellectual property challenges; the highly competitive nature of the pharmaceutical industry, including the GLP-1 and companion therapy markets; the risk that third-party market projections may not materialize or that the Company may not be able to participate in projected market opportunities; and the early stage of our muscle preservation research program. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Investor Relations Contact:

Crescendo Communications, LLC

Tel: 212-671-1020

Email: ARTL@crescendo-ir.com